EXHIBIT 10(a)

May 4, 1998

Amended and Restated, August 5, 1999


Stephen W. Lilienthal
St. Paul Fire and Marine Insurance Company
385 Washington Street
St. Paul, MN  55102

Dear Steve:

The purpose of this letter agreement ("Letter Agreement") is to confirm our respective understandings and agreements regarding: i) your employment, remuneration and obligations as of April 24, 1998, the effective time ("Effective Time") of the merger ("Merger") detailed in the Agreement and Plan of Merger among USF&G Corporation, The St. Paul Companies, Inc. and SP Merger Corporation dated as of January 19, 1998 (as amended through April 24, 1998) ("Merger Agreement"),
ii) your rights and St. Paul's rights under the Executive Severance Agreement you signed on October 16, 1997 (the "Severance Agreement") with respect to the USF&G Senior Executive Severance Plan dated as of February 27, 1997 (the "Severance Plan"), and iii) your remuneration after August 5, 1999.

I.   EMPLOYMENT TERMS
     ----------------
     On or about June 12, 1998, The St. Paul Companies, Inc. and its affiliates ("St. Paul") paid to you (i) all cash severance payments pursuant to Sections 3.2.2, 3.2.3 and
     3.2.4 of the Severance Plan (the "Cash Severance Payments"), and (ii) certain excise tax protection payments pursuant to Section 3.4 of the Severance Plan [the combination of (i) and (ii) referred to as the "Severance Benefits"] as provided in the Severance Agreement and Severance Plan. For purposes of this Letter Agreement and the Severance Agreement and Severance Plan, it is agreed that (a) the approval of the Merger by the shareholders of USF&G constituted a Change in Control for purposes of the Severance Plan, and (b) you were entitled to, and have received, payment of the Severance Benefits as if you had terminated your employment with USF&G for Good Reason (as defined in the Severance Plan) and signed a Waiver (as defined in the Severance Plan) as of the Effective Time. St. Paul will continue to provide the excise tax protection pursuant to Section 3.4 of the Severance Plan.

     The St. Paul Companies, Inc. and/or any of its affiliated companies, including USF&G, will employ you for a period of three (3) years beginning on the Effective Time (the "Term").

     Your title will be that of Executive Vice President - Commercial Lines Group, and you will report to James Gustafson. Your principal job responsibilities will be the management of St. Paul's commercial lines group. The compensation and benefits listed below will not be reduced, except as provided below with respect to company-wide changes in a compensation or benefit plan which similarly impact all or most other employees at your level in the organization.

     During the Term, St. Paul will provide you or has provided you with the following compensation and benefits in performance of the duties outlined above:

     - For the period commencing August 5, 1999, through the remainder of the Term, St. Paul will provide you with an annual base salary of $450,000, with annual upward adjustments considered based on actual performance.

     - Participation in St. Paul's annual incentive plan, wherein you will have a target bonus opportunity of forty-five percent (45%) of your annualized base salary and a maximum bonus opportunity of sixty-seven and one-half percent (67.5%) of your annualized base salary, measured on St. Paul's corporate performance and your personal performance, subject to company-wide changes in the plan which similarly impact all or most other employees at your level in the organization.

     - Participation in St. Paul's Stock Option Plan with an annual target of forty eight thousand (48,000) shares (after the stock split effected on May 5, 1998), subject to company-wide changes in the plan which similarly impact all of most other employees at your level in the organization.

     - A hiring bonus ("Hiring Bonus") equal to sixteen thousand eighty (16,080) shares of St. Paul restricted stock granted in May 1998, and nine thousand (9,000) shares of St. Paul restricted stock granted in November 1998. The restricted stock Hiring Bonus shall be fully vested and freely transferable at the end of the Term, and you will be entitled to receive all dividends on the shares and vote the shares during the Term. Payment of the Hiring Bonus is conditioned upon you remaining in your current position, or a subsequent position to which St. Paul were to assign you within St. Paul's various business entities, on a full-time basis through the end of the Term, subject to the provisions of Section II regarding termination by St. Paul without Cause (as defined in Section II) and your voluntary termination for Good Reason (as defined in Section II).

     - A lump sum cash hiring bonus in the amount of Twenty
       Five Thousand Two Hundred Dollars ($25,200.). This amount was paid to make you whole relative to the automobile allowance you received as a member of USF&G management that you will not receive as a member of St. Paul management. The amount referenced above was computed by multiplying your current monthly allowance of Seven Hundred Dollars ($700.), by the thirty six (36) month term of this Letter Agreement. This payment was made to you within ten (10) days of your becoming a St. Paul employee, and was subject to federal and state income and employment tax withholding.

     - You will be covered by St. Paul's "Homeowners Plan 1" Relocation Policy relative to your move to the Minneapolis-St. Paul metropolitan area. The "Homeowners Plan 1" has a $15,000 "loss on sale" protection provision. This provision will be upgraded by St. Paul in your case to provide for full reimbursement of those financial losses described in Plan 1 that relate to the sale of your current, primary, principal place of residence in the Baltimore area. For purposes of this bullet, full reimbursement of financial losses shall mean the sum of (i) the difference (if any) between (a) the sum of the purchase price for such residence and the cost of all capital improvements thereon, and (b) the proceeds received upon the sale, net of all sales expenses and commissions, and (ii) an amount which will be sufficient on an after-tax basis to compensate you for all federal and state income and employment taxes incurred with respect to payments made to you hereunder in connection with the sale of such residence.

     - You will be eligible to participate in those St. Paul savings and retirement plans generally available to employees at your level, including financial and tax planning services; the St. Paul Companies, Inc. Retirement, Executive Retirement, Savings Plus and Executive Savings Plus Plans; as well as those welfare plans which provide employees with medical, dental, life insurance (and AD&D), short-term disability, long-term disability, and medical/day care reserve accounts.

     - On August 2, 1999, you will be granted 15,000 shares of restricted stock under the 1994 Amended and Restated Stock Incentive Plan, with the restrictions to lapse in 5,000 share annual increments on August 2, of 2000, 2001, and 2002.


II.  EMPLOYMENT SEPARATION
     ---------------------
     Should your employment with St. Paul terminate prior to the end of the Term, The St. Paul will provide you with severance payments as follows:

     - If you terminate your employment without Good Reason (as defined below) or if your employment is terminated by St. Paul for Cause (as defined below), you will receive no further payments, compensation or benefits under this Letter Agreement, including no portion of the Hiring Bonus, except you will be eligible to receive payments that were due and payable prior to the date of your termination and such compensation or benefits that have been earned and will become payable without regard to future services.

     - If you terminate your employment with Good Reason or you are involuntarily terminated by The St. Paul without Cause, upon the signing of St. Paul's standard release form in use at that time for employees at your salary level, (i) the Hiring Bonus will vest and become transferable at the later of one year from the date the shares were granted or the effective date of such termination, and (ii) you will receive all other compensation and benefits outlined in Section I of this Letter Agreement, including incentive bonuses paid at the target forty-five percent (45%) of annualized base salary level, prorated with respect to any partial bonus period, for the period commencing on the date of such termination and ending on the later of (x) the last day of the Term, or (y) the date which is twelve (12) months following such termination (such period referred to herein as the "Severance Period"). St. Paul may, at its election, prepay any amounts due to you during the Severance Period in a lump sum payment at the beginning of the Severance Period. However, if such termination occurs within twelve

       (12) months of the last day of the Term, you may elect to receive severance benefits under the severance plan applicable to senior executive officers of St. Paul as in effect on the date your employment terminates (the "St. Paul Executive Severance Plan) in lieu of the benefits described in clause (ii) of this bullet. If you receive benefits under the St. Paul Executive Severance Plan in lieu of the benefits described in clause (ii), then the confidentiality and nonsolicitation provisions of
       Section III of this Letter Agreement shall not apply and you will be subject to the terms and conditions of the St. Paul Executive Severance Plan with regard to such confidentiality, non-solicitation and other related restrictions. If prior to April 25, 2000 your employment is involuntarily terminated by St. Paul without Cause (as defined in the Severance Plan) or you voluntarily terminate your employment for Good Reason (as defined in the Severance Plan), you will receive the welfare benefit continuation described in
       Section 3.2.5 of the Severance Plan, provided you comply with the provisions of Section III of this Letter Agreement, and provided you sign a release form in use at that time for St. Paul employees at your level. For purposes of benefit payments that might be due you pursuant to this subsection, St. Paul shall have the option of providing you a cash equivalency or equivalent alternative coverage outside of St. Paul's existing qualified or non-qualified benefit plans.

       For purposes of this Letter Agreement, "Cause" means
       (i) your conviction of any felony involving intentional misconduct; (ii) your conviction of any lesser crime or offense involving the illegal use or conversion of St. Paul property; (iii) your willful misconduct in connection with the performance of your duties with St. Paul (which shall not be deemed to include any action taken by you in good faith in the interest of St. Paul) provided, however, that St. Paul will not terminate you for willful misconduct without giving you written notice of, and the opportunity to promptly remedy, the specific misconduct; or (iv) your taking illegal actions in your business or personal life which materially and demonstrably harm the reputation or damage the good name of St. Paul. For purposes of clauses (iii) and
       (iv), Cause shall be determined by a majority vote of the Board of Directors of The St. Paul Companies, Inc. after at least 10 days notice to you.

       For purposes of the Letter Agreement, "Good Reason" means (i) a substantial diminution in your title, position, duties, or responsibilities; (ii) assignment of duties that are inconsistent in any material respect with the scope of duties and responsibilities associated with your position as of the effective date of this amended and restated Letter Agreement; (iii) relocation of your principal workplace to a location that is more than thirty (30) miles from your current location; or (iv) a material reduction of or failure to pay the compensation required under Section I of this Letter Agreement. For purpose of clauses (i), (ii), and (iv), an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by St. Paul promptly after receipt of notice thereof shall be excluded.

     - If termination of your employment occurs after a Change in Control of St. Paul (as defined below), and during the Term, (i) the Hiring Bonus will immediately vest and become transferable, and (ii) you will be entitled to all other amounts payable, if any, under St. Paul's Special Severance Policy ("Special Severance Policy") as in force as of the date of the Change in Control of St. Paul (as defined below). "Change in Control of St. Paul" means a change in control that would cause St. Paul to file a Form 8-K with the SEC; St. Paul's incumbent board of directors ceases to be a majority; or fifty (50) percent of St. Paul's common stock is acquired by a "person" within the meaning of Section 14(d) of the Securities Exchange Act of 1934. Under the Special Severance Policy, you are eligible for these benefits once you've been employed for three months with St. Paul. You have been designated as a "Tier I Executive" under the Special Severance Policy, as in effect on the date this amended and restated Letter Agreement is executed. To the extent provided in the Special Severance Policy, St. Paul's Board may amend, modify or revoke the Special Severance Policy as it applies to senior executives of St. Paul as a group, at any time prior to a Change in Control of St. Paul without employees' consent. (There are restrictions on amendments to, and the termination of, the policy after a Change in Control of St. Paul has occurred.)

       If, after a Change of Control of St. Paul, you decide to resign voluntarily without "Good Reason", you will be able to do so without restrictions on your ability to solicit St. Paul agents, customers or employees. Should you make such an election, this Letter Agreement will immediately terminate and you will be entitled to receive only those payments described in
       Section I of this Letter Agreement which have already been earned and are payable as of your termination date, and such compensation or benefits which have been earned and will become payable without regard to future services, and you will be entitled to no severance or other payments pursuant to St. Paul's Special Severance Policy or any other St. Paul severance or compensation plan.

     - In the event your employment terminates on account of death or your becoming "disabled" [within the meaning of section 72(m)(7) of the Internal Revenue Code as in effect as of the date hereof] more than one year after the Effective Time, you, or, in the event of your death, your estate, will receive a pro rata portion of the Hiring Bonus based on a fraction, the numerator of which is the number of whole and partial calendar months from the Effective Time to the date of death or total disability, as applicable, and the denominator of which is 36.

     Should St. Paul decide not to continue your employment at or after the end of the Term, you will be entitled to those severance benefits described in the St. Paul Executive Severance Plan, subject to the terms and conditions thereof.

III. CONFIDENTIALITY AND NON-SOLICITATION
     ------------------------------------
     In exchange for the remuneration outlined above, in addition to providing service to St. Paul as set forth in this Letter Agreement, you agree to the following covenants:

     - You shall keep confidential any trade secrets and confidential or proprietary information of St. Paul or USF&G which are now known to you or which hereafter may become known to you as a result of your employment or association with St. Paul or USF&G and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of St. Paul during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to St. Paul or USF&G which has a significant business purpose and is not known or generally available from sources outside St. Paul or USF&G or typical of industry practice.

     - You further covenant that if your employment terminates before the end of the Term, you will not, during the "Restriction Period", directly or indirectly (for example, through agents), (i) solicit any person who, at the time of the termination of your employment with St. Paul, was a client, customer or account of St. Paul or any of our affiliates, including USF&G, to discontinue business, in whole or in part, with St. Paul that was in effect at the time of such termination, or (ii) hire or cause to be hired, without the express written consent of St. Paul, any employee of St. Paul and any of our affiliates, including USF&G, by a successor entity or employer with whom you may ultimately become associated. The term "Restriction Period" means the period commencing on May 4, 1998, and ending twelve (12) months after termination of your employment for any reason.

IV.  GENERAL WAIVER AND RELEASE
     --------------------------
     The provisions of this Article IV were agreed to by you
     (on May 5, 1998) and by St. Paul (on May 6, 1998) in the original Letter Agreement dated May 4, 1998. No further waiver and release is provided as a result of the amendment and restatement of this revised Letter
     Agreement first effective August 24, 1998 and now subsequently effective as further revised as of August 5, 1999. The waiver and release, as agreed to in the original Letter
     Agreement, dated May 4, 1998, is as follows:

     - As a material inducement to St. Paul to enter into this Letter Agreement, and in consideration of St. Paul's promise to make the payments set forth in the first paragraph of
       Section I of this Letter Agreement, you hereby knowingly and voluntarily release and forever discharge St. Paul, and all of its Affiliates, parents, subsidiaries and related entities, and all of its past, present and future respective agents, officers, directors, shareholders, employees, attorneys and assigns from any federal, state or local charges, claims, demands, actions, liabilities, suits, or causes of action, at law or equity or otherwise and any and all rights to or claims for continued employment after the Separation
       Date, attorneys fees or damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, which you may ever have had, have now or may ever have or which your heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, on account of or arising out of your employment with St. Paul
       (including USF&G) prior to the execution of this Letter Agreement, except for claims which may arise under this Letter Agreement or in connection with future performance under Sections 3.2.5 and 3.4 of the Severance Plan.

     - This release includes, but is not limited to rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, public policy, personal or emotional injury, defamation, additional compensation, or fringe benefits. You specifically waive the benefit of any statute or rule of law which, if applied to this Letter Agreement, would otherwise exclude from its binding effect any claims not now known by you to exist. This release does not purport to waive claims arising under these laws after the date of this Letter Agreement.

     - This Letter Agreement was presented to you on or before April 24, 1998. You acknowledge that you have reviewed the information about the offer described above and given to you as part of this Letter Agreement. You acknowledge that you were granted at least forty-five (45) days within which to consider this Letter Agreement. You further acknowledge that by virtue of being presented with this Letter Agreement, you have been advised in writing to consult with legal counsel prior to executing this Letter Agreement. You acknowledge that if you execute this Letter Agreement prior to the expiration of forty-five (45) days, or choose to forgo the advice of legal counsel, you do so freely and knowingly, and waive any and all future claims that such action or actions would affect the validity of this Letter Agreement.

     - You understand that you may cancel this Letter Agreement at any time on or before the fifteenth (15th) day following the date on which you sign this Letter Agreement. To be effective, the decision to cancel must be in writing and delivered to St. Paul, personally or by certified mail, to the attention of:

          Senior Vice President - Human Resources
          St. Paul Fire and Marine Insurance Company
          385 Washington Street, Mail Code 516A
          St. Paul, Minnesota 55102-1396

       on or before the fifteenth (15th) day after you sign the Letter Agreement. No payments pursuant to the first paragraph of Section I above will be issued until sixteen (16) days have elapsed after you have signed this Letter Agreement and St. Paul has received this Letter Agreement. Thereafter, all Cash Severance Payments will be made no later than the twentieth (20th) day after St. Paul has received your signature on this Agreement.

V.   MISCELLANEOUS PROVISIONS
     ------------------------
     This Letter Agreement may not be further amended or terminated without the prior written consent of you and St. Paul.

     This Letter Agreement may be executed in any number of counterparts which together shall constitute but one agreement.

     The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party, except that St. Paul may assign its rights or delegate its obligations to any direct or indirect wholly owned subsidiary of The St. Paul Companies, Inc., without your consent. This Letter Agreement shall be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives.

     Any controversy or claim between St. Paul and you arising out of this Letter Agreement will be resolved by binding arbitration in the State of Minnesota using the Laws of the State of Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any judgment on the award rendered by the arbitration(s) may be entered in any court having jurisdiction over such matters.

If you are in agreement with the terms of this letter, please indicate that acceptance by signing below. Keep one original for your files and return the other to me. To the extent that the content of this letter conflicts in any way with previous written or oral communication between you and any other representatives of The St. Paul Companies, Inc., the content of this letter will control and take precedence over such previous communication.


STEPHEN W. LILIENTHAL                   THE ST. PAUL COMPANIES, INC.


/s/  Stephen W. Lilienthal              By   /s/  James E. Gustafson
--------------------------              ----------------------------

Date:  As of August 5, 1999              Its:  President and
       --------------------                    Chief Operating Officer
                                        ------------------------------

                                        Date:  As of August 5, 1999
                                        ---------------------------